Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 2003, except for paragraph 3 of Note 1 for which the date is December 12, 2003 relating to the financial statements and financial statement schedule, which appears in Universal Technical Institute’s Registration Statement on Form S-1/A (No. 333-109430).

PricewaterhouseCoopers LLP

Phoenix, Arizona
January 13, 2004